UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2016

LAMAR ADVERTISING COMPANY

LAMAR MEDIA CORP.

(Exact name of registrants as specified in its charter)

Delaware Delaware	1-36756 1-12407	72-1449411 72-1205791
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

5321 Corporate Boulevard, Baton Rouge, Louisiana 70808

(Address of principal executive offices and zip code)

(225) 926-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In connection with the Proposed Offering (as defined below), Lamar Media Corp. (“Lamar Media”) disclosed the following information regarding the markets acquired from Clear Channel Outdoor Holdings, Inc. (the “Acquired Markets”):

Based on the actual historical financial performance of the Acquired Markets during the relevant period as reflected in unaudited internal management financial information (which information was not prepared in accordance with accounting principles generally accepted in the United States in certain respects) that was made available to Lamar Media, it estimates that had the purchase of the Acquired Markets occurred prior to the start of the four quarter period ending September 30, 2015, Lamar Media’s net revenues and Adjusted EBITDA would have increased approximately $75 million and $35 million, respectively, above its actual historical net revenues and Adjusted EBITDA for this period.

The acquisition of the Acquired Markets was previously disclosed by Lamar Media, which is a wholly owned subsidiary of Lamar Advertising Company (“Lamar Advertising”), on a Form 8-K filed with the Securities and Exchange Commission on January 13, 2016.

Lamar Media also disclosed that it is currently evaluating potential “tuck in” acquisitions of up to two additional markets. If Lamar Media reaches agreement with respect to one or both of these markets and consummates them, it intends to fund them with borrowings under its senior credit facility. Lamar Media can provide no assurance as to whether these acquisitions will occur or the ultimate source of funding for such acquisitions if consummated.

Item 8.01.	Other Events.

Proposed Private Offering

On January 25, 2016, Lamar Advertising issued a press release announcing a proposed institutional private placement of senior notes of Lamar Media (the “Proposed Offering”). The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in accordance with Rule 135c of the Securities Act of 1933, as amended.

* * *

Lamar Media defines Adjusted EBITDA as net income (loss) before stock based compensation, interest expense (income), income tax expense (benefit), depreciation and amortization, gain or loss on disposition of assets and investments and gain (loss) on extinguishment of debt and investments. Adjusted EBITDA represents a measure that Lamar Media believes is customarily used by investors and analysts to evaluate the financial performance of companies in the media industry. Its management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to operating income or net income as an indicator of our future operating performance or to net cash provided by operating activities as a measure of our future liquidity. The estimated increase in Adjusted EBITDA of $35 million for the four quarter period ending September 30, 2015 excludes approximately $10 million of estimated depreciation, amortization and gain/loss on disposition of assets, which would have resulted in an increase in operating income of approximately $25 million during the same period. Lamar Media based these estimates on unaudited internal management information obtained from Clear Channel Outdoor Holdings, Inc.

This Current Report on Form 8-K contains forward-looking statements, including regarding the Proposed Offering and potential future acquisitions. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements are (i) uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular, (ii) Lamar Advertising’s ability to maintain its status as a real estate investment trust or REIT, (iii) changes in tax laws applicable to REITs or in the interpretation of those laws, (iv) the regulation of the outdoor advertising industry by federal, state and local governments and (v) Lamar Media’s ability to integrate the Acquired Markets and its ability to recognize cost savings and operating efficiencies as a result of the acquisition.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Lamar Advertising Company dated January 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2016	LAMAR ADVERTISING COMPANY

	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

Date: January 25, 2016	LAMAR MEDIA CORP.

	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Lamar Advertising Company dated January 25, 2016.